Exhibit 99.1

Cognex Corporation Reports First Quarter Results for 2004

    NATICK, Mass.--(BUSINESS WIRE)--April 20, 2004--

    Machine Vision Company Announces Dramatic Increases in Bookings, Revenues and Profits

    Overview of the Quarter

    Cognex Corporation (NASDAQ: CGNX) today announced revenue for the first quarter ended April 4, 2004 of $48,169,000, and net income of $8,567,000, or $0.18 per diluted share. These results compare very favorably with both the comparable quarter in 2003 and with the prior quarter, as shown in the table below:



                                                            Earnings
        Time Period              Revenue      Net Income   per Diluted
                                                             Share
Current quarter: Q1-04         $48,169,000    $8,567,000      $0.18
Prior year's quarter: Q1-03    $32,888,000    $1,793,000      $0.04
Increase from Q1-03 to Q1-04            46%          378%       345%
Prior quarter: Q4-03           $41,878,000    $5,714,000      $0.13
Increase from Q4-03 to Q1-04            15%           50%        44%


    "I am overjoyed to report significant increases in revenue and profits for the first quarter of 2004, both year-on-year and sequentially," said Dr. Robert J. Shillman, Cognex's Chief Executive Officer and Chairman. "These increases were driven primarily by strong demand from our customers in the semiconductor industry, whose businesses have recovered from the three year slump. In addition, despite the turnaround, we continued to keep a tight rein on spending and invested only in those areas that drive revenue, such as in sales and marketing. Bottom line...our first quarter results have given us a great start to 2004, and we believe that 2004 will be an excellent year for Cognex."

    Details of the Quarter

    Statement of Operations Highlights - First Quarter of 2004

    -- Revenue for the first quarter of 2004 increased 46% over the comparable quarter in 2003 and 15% on a sequential basis. The increase, both year-on-year and sequentially, is due to higher sales to Original Equipment Manufacturer (OEM) customers in the semiconductor industry.

    -- Gross margin was 69% in the first quarter of 2004 compared to 64% in the comparable quarter in 2003 and 68% in the prior quarter. Cost of revenue for the first quarter of 2004 as well as the first and fourth quarters of 2003 includes a benefit of $262,000, $309,000 and $116,000, respectively, relating to an inventory reserve recorded in the fourth quarter of 2001. Excluding this benefit, gross margin would have been 69% in the first quarter of 2004, 63% in the first quarter of 2003, and 68% in the prior quarter. The increase in gross margin, both year-on-year and sequentially, is due to higher sales volume as well as product mix.

    -- Research, Development & Engineering (R, D & E) spending in the first quarter of 2004 increased 15% from the comparable quarter in 2003 and 11% from the prior quarter. The increase in R, D & E spending, both year-on-year and sequentially, is due to higher employee-related expenses including a full quarter of spending for Gavitec's machine vision business, which was acquired on December 1, 2003, and the accrual of anticipated company bonuses for 2004.

    -- Selling, General & Administrative (S, G & A) spending in the first quarter of 2004 increased 23% from the comparable quarter in 2003 and 10% on a sequential basis. The increase in S, G & A spending, both year-on-year and sequential, is due to higher employee-related costs, including higher commissions, additional end-user sales personnel, and the accrual of anticipated company bonuses for 2004, as well as the impact of foreign exchange rates on the company's international operations.

    -- Investment and other income was $1,274,000 in the first quarter of 2004 compared to $1,294,000 in the comparable quarter of 2003 and $1,396,000 in the prior quarter. The decrease in investment and other income, both year-on-year and sequentially, is due to lower yields on cash and investment balances.

    -- The foreign currency gain was $625,000 in the first quarter of 2004 as compared to a loss of $627,000 in the comparable quarter of 2003 and a loss of $749,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable balances that are reported in one currency and collected in another.

    -- The effective tax rate was 29% in the first quarter of 2004 as compared to 31% in both the comparable quarter of 2003 as well as in the prior quarter. The decrease in the effective tax rate is due to more of the company's profits being earned and taxed in lower tax jurisdictions in 2004 than in 2003.

    Balance Sheet Highlights - April 4, 2004

    -- Cognex's financial position remains very strong at April 4, 2004, with nearly $335,000,000 in cash and investments and no debt. Cash and investments increased over $30,000,000 from the end of 2003. This increase is the net result of positive cash flow from operations and cash received from the exercise of employee stock options, less a dividend payment of approximately $2,700,000.

    -- Days sales outstanding (DSO) for the first quarter of 2004 was 48 days, compared to 56 days in the prior quarter, and is well within the company's targeted range.

    -- Inventories at April 4, 2004 decreased 8% from the end of 2003, as inventory turns improved in the first quarter to a rate equivalent to 3.8 times per year from 3.4 times per year in the fourth quarter of 2003.

    Business Trends and Financial Outlook

    -- In the first quarter of 2004, bookings increased by nearly 50% on a sequential basis, and the company's book-to-bill ratio was above 1.0. This increase was primarily due to higher orders from customers in the semiconductor and electronics industries. Cognex expects revenue for the second quarter of 2004 to be between $53 million and $56 million. At that revenue level, gross margin is expected to be in the high 60% range. For the second quarter, operating expenses (R, D & E and S, G & A) are expected to increase on a sequential basis in the range of 5% to 10% as the company increases its investment in sales and marketing to help drive revenue. The effective tax rate for the second quarter of 2004 is expected to be 29%. And, as a result of the above, earnings for the second quarter are expected to be between $0.20 and $0.24 per diluted share.

    Analyst Conference Call and Simultaneous Webcast

    Cognex Corporation will host a conference call to discuss its results for the first quarter of 2004, as well as its financial outlook, today at 5:30 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the United States). A replay will begin tonight at approximately 7:30 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the United States) and the access code is 4677951.
    Internet users can listen to a real-time audio broadcast of the conference call as well as an archive of the call on Cognex's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision systems, or computers that can "see." Cognex is the world's leader in the machine vision industry, having shipped more than 200,000 vision systems, representing over $1.5 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems that are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems that are used for inspecting the surfaces of products manufactured in a continuous fashion, such as metals, papers and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices located throughout North America, Japan, Europe, and Southeast Asia. Visit Cognex on-line at http://www.cognex.com.

    Forward-Looking Statement

    Certain statements made in this press release and its attachments, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include:
(1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole source suppliers to manufacture and deliver critical components for the company's products; and (7) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2003. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.



                          COGNEX CORPORATION
                       Statements of Operations
               (In thousands, except per share amounts)




                                          Three Months Ended
                                   April 4,   December 31,  March 30,
                                     2004         2003       2003
                                              (unaudited)

Revenue                            $48,169      $41,878     $32,888

Cost of revenue                     14,789       13,234      11,716

Gross margin                        33,380       28,644      21,172
     Percentage of revenue              69%          68%         64%

Research, development, and
 engineering expenses                6,898        6,227       5,983
     Percentage of revenue              14%          15%         18%

Selling, general, and
 administrative expenses            16,314       14,770      13,244
     Percentage of revenue              34%          35%         40%

Operating income                    10,168        7,647       1,945
     Percentage of revenue              21%          18%          6%

Foreign currency gain (loss)           625         (749)       (627)

Investment and other income          1,274        1,396       1,294

Income before taxes                 12,067        8,294       2,612

Income tax provision                 3,500        2,580         819

Net income                         $ 8,567      $ 5,714     $ 1,793
     Percentage of revenue              18%          14%          5%

Net income per diluted common
 and common equivalent share       $  0.18      $  0.13     $  0.04

Diluted weighted-average common
 and common equivalent shares
 outstanding                        46,752       44,931      43,557

Cash dividends per common share    $  0.06      $  0.06     $     -



                          COGNEX CORPORATION
                            Balance Sheets
                            (In thousands)

                                           April 4,      December 31,
                                             2004            2003
Assets                                   (unaudited)

Cash and investments                       $334,659        $303,502

Accounts receivable                          26,456          26,697

Inventories                                  14,221          15,519

Property, plant, and equipment               24,500          24,980

Other assets                                 63,885          61,835

Total assets                               $463,721        $432,533


Liabilities and Stockholders' Equity

Current liabilities                         $46,957         $47,287

Other liabilities                               243             252

Stockholders' equity                        416,521         384,994

Total liabilities and stockholders'
 equity                                    $463,721        $432,533



                          COGNEX CORPORATION
                    Additional Information Schedule
                        (Dollars in thousands)



                                           Three Months Ended
                                    April 4,   December 31,  March 30,
                                      2004        2003         2003
                                               (unaudited)

Revenue                              $48,169      $41,878     $32,888

Revenue by division:
  Modular Vision Systems Division         88%          80%         81%
  Surface Inspection Systems Division     12%          20%         19%
  Total                                   100%        100%        100%

Revenue by customer type:
  Original equipment manufacturer         51%          38%         38%
  End user                                49%          62%         62%
  Total                                  100%         100%        100%

Revenue by geography:
  Japan                                   41%          30%         34%
  United States                           28%          36%         31%
  Europe                                  26%          27%         24%
  Other                                    5%           7%         11%
  Total                                  100%         100%        100%

Revenue by industry:
  Semiconductor                           40%          26%         23%
  Electronics                             21%          22%         24%
  Surface inspection                      12%          20%         19%
  Automotive                               8%          10%         12%
  Consumer products                        2%           2%          2%
  Medical                                  2%           2%          2%
  Pharmaceutical                           1%           2%          1%
  Packaging                                1%           1%          3%
  Other                                   13%          15%         14%
  Total                                  100%         100%        100%

Revenue by product:
  PC-based vision systems                 51%          41%         46%
  Vision sensors                          28%          32%         26%
  Surface inspection vision systems        9%          16%         14%
  Service                                 12%          11%         14%
  Total                                  100%         100%        100%

Number of new customer accounts:
  End user                               191          212         210
  Original equipment manufacturer         37           15          36
  Total                                  228          227         246

    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353